EXHIBIT 99.1
FINAL TRANSCRIPT

CCBN StreetEvents℠

CCBN StreetEvents Conference Call Transcript

AA - First Quarter Analyst Workshop

Event Date/Time: Apr. 22. 2004 / 4:00PM ET
Event Duration: N/A

CORPORATE PARTICIPANTS

William Oplinger

Alcoa Inc.—Director of Investor Relations

Rick Kelson

Alcoa Inc.—CFO, EVP

Bernt Reitan

Alcoa—President of Primary Products Group

CONFERENCE CALL PARTICIPANTS

Tony Rizzuto

Bear Stearns—Analyst

Alberto Arias

Goldman Sachs—Analyst

John Tumazos

Prudential—Analyst

Dean Miller

Citigroup—Analyst

Michael Burnett

Trison Assets—Analyst

Wayne Atwell

Morgan Stanley—Analyst

Douglas Upton

JP Morgan—Analyst

John Hill

Smith Barney—Analyst

Carla Harwich

Clay Finley—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to Alcoa First Quarter Analyst Workshop. My name is Kristi and I will be your coordinator for today. [OPERATOR INSTRUCTIONS]

I would like to turn the presentation over to your host for today’s call, Mr. William Oplinger, Director of Investor Relations, please proceed, sir.

William Oplinger - Alcoa Inc.—Director of Investor Relations

Good afternoon. Thank you for attending Alcoa’s First Quarter 2004 Analyst Workshop. At today’s meeting, we will hear from Rick Kelson, Chief Financial Officer, and Bernt Reitan, President of the Primary Products Group.

Before I turn it over to Rick, I’d like to remind you that in discussing the company’s performance today, we have included some forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations that involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward looking statements. For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward looking statements, see Alcoa’s annual report and Form 10-K for the year ended December 31, 2003, filed with the SEC.

Also in our discussion today, we’ve included some non-GAAP financial measures. You can find the presentation of the most directly comparable GAAP financial measures calculated in accordance with generally accepted accounting principles, and a related reconciliation on our Web site at

www.alcoa.com, under the invest section of the site. At this point, I’d like to turn it over to Rick Kelson.

Rick Kelson - Alcoa Inc.—CFO, EVP

Thanks Bill. Good afternoon, and thank you for attending today’s presentation. Today, I’ll focus on our first quarter results that were announced in early April, and after reviewing these results, I’ll also discuss the outlook in the key markets that we serve.

Alcoa’s first quarter earnings were the strongest since the first quarter three years ago. Revenue grew by 11% year over year to the highest level since the second quarter of 2001. Cost of goods sold as a percentage of sales declined to less than 78%. Income from continuing operations grew by 79% over the prior year period, and earnings in five of our six segments rose on a year over year basis, showing double digit increases in profitability year over year. Engineered products more than doubled, and flat rolled products increased by 25%. On an annualized basis, return on capital increased 8.7%.

Earlier this year, we announced our third cost challenge program, a $1.2 billion savings over the next three years. In the first quarter, we realized $27 million of new sustainable savings, or $108 million on an annualized basis. This is a strong start to the new program. We’ve continued to manage our capital spending, which in the quarter amounted to $192 million, or 69% of depreciation.

In the quarter, we completed the sale of our specialty chemicals, automotive fasteners, and packaging equipment businesses. We also announced, just completed in early April, the sale of our Russellville, Arkansas, and St. Louis, Missouri foil facilities. The divestiture program which we announced in early 2003 is now substantially complete with proceeds realized to date of approximately $625 million. We anticipate the cash proceeds for the program will reach the low limit of the previously announced range of $750 million to a billion, after adjusting for the two asset groups, Magnolia and Plant City, which were written back on the balance sheet.

Finally, we continue to reduce our debt to capital ratio which at quarter end had reached 34.9% within our target range of 25-35%.

As always, I’d like to start now with our safety performance. Including recent acquisitions, we achieved a 0.09 lost workday rate, and a 1.43 TRR rate in the first quarter. Excluding the recent acquisitions, we achieved a 0.07 lost workday rate, or already below our 2005 implied milestone that we set for ourselves.

In the quarter, 95% of our facilities did not have a lost workday. Sixty-five percent were without a recordable injury. As you can see from the chart, year over year we avoided 35 injuries by lowering our lost workday rate. To put this in perspective, in the quarter we had just 24 lost workday incidents for nearly 65 million hours worked across Alcoa’s global locations.

Now let’s take a look at the financials. This slide compares our first quarter results with the prior quarter. Relative to the fourth quarter, GAAP earnings from continuing operations improved by $10 million, or 3%. This is attributable to both a strengthening in our downstream businesses, and to continued strength in the alumina and aluminum markets.

We also benefited from the sale of the chemical business in this quarter, but I’m sure you also recall that the insurance proceeds of $105 million pre-tax were included in the continuing operations of the fourth quarter. Revenues in the first quarter were $5.7 billion, up 3% sequentially and 11% year over year. Realized prices for both ingot and alumina increased and importantly revenues from our downstream businesses also increased with aerospace, automotive and commercial transportation driving the increase over the prior period.

Cost of goods sold declined to 79%, 77.9% of sales versus 80.2% in the prior quarter, as higher realized prices and cost savings more than offset increased energy costs and the unfavorable impact of foreign currency exchange movements. SG&A declined slightly from the fourth quarter primarily due to lower deferred compensation expense which offset higher bad debt expense related to an alumina customer bankruptcy.

Restructuring and other charges were $5 million favorable relative to the prior quarter. As I said previously, the first quarter included $58 million after tax, after minority interest gain on the sale of specialty chemicals somewhat offset by restructuring charges as the company continued to focus on reducing costs.

Other income declined by $117 million from the prior quarter. As previously mentioned, in the fourth quarter we had a gain associated with the settlement of insurance litigation for environmental coverage between 1956 and 1985. Our effective tax rate was 28% in the first quarter, compared to 21% in the prior quarter, where we also benefited from a discrete tax event. ETR would have been 30% if it were not for the sale of the specialty chemicals business.

Had we expensed stock options in the first quarter, the net income impact would have been $8 million, or one cent of EPS, as compared with $17 million in the fourth quarter of 2003, and $4 million in the year ago period.

Now let’s turn to segment market conditions. As I mentioned, revenues were $5.7 billion in the quarter. This chart shows the distribution of revenue per market. Packaging and upstream together continue to represent about 50% of our external revenue followed by automotive at 13%, building and construction at 10, and aerospace at nine.

On the right, you can see the relative change from the fourth quarter and year ago period. In the first quarter, realized prices in our upstream businesses continued to increase, with alumina prices up two percent, and primary prices up nine percent compared with the prior quarter. Versus the year ago period, alumina prices rose 18%, while primary prices increased 14. In our downstream businesses, the transportation businesses showed strong improvement over the prior period, with aerospace, which now includes the Fairchild acquisition for all comparison periods, up 12% over the prior quarter, and as I said, automotive up 12%, and commercial transportation up 20%.

Let’s turn to the alumina and chemicals segment. As you recall, the left hand graph shows the relative importance of the various markets in the segment. These are based on first quarter revenues. For the alumina and chemicals segment, although third party sales still represent the majority of revenues, revenues shifted towards internal sales this quarter, as our contract to purchase alumina from Sherwin ended.

It’s also important to note that we sold our specialty chemicals business this quarter, effective February 27, and obviously going forward, this segment will no longer reflect results from these operations. On a sequential basis, we had stronger realized prices, more than offsetting slightly lower volumes and the impact of the customer bankruptcy. ATOI increased by $5 million, or four percent from the prior quarter.

On a year over year basis, realized alumina prices were up 18% resulting in a $35 million, or 38%, increase in ATOI. Moving to current business conditions, on the positive side, higher LME prices continue to favorably impact alumina realizations, and the Jamaica upgrade will be at full output in the second quarter. Negatives for the segment include the fact that we sold the specialty chemicals business, and as I’ve said, obviously, it will no longer contribute to earnings in the segment.

Also, as we previously discussed, due to the completion of the Sherwin sale, we have minimal exposure to the spot market. Over time, we would expect capacity creep should allow us to again actively participate in this spot business.

Now let’s turn to the primary metals. On a sequential basis, ATOI improved by $26 million, or 15% from the prior quarter. Realized prices increased by seven cents per pound, or nine percent with shipments up one percent. We also experienced higher energy and alumina costs, as well as negative currency impact. Relative to the year ago quarter, realized prices increased by 14%, while total shipments were up four percent. ATOI improved $26 million, or 16%. Moving to the current business conditions, LME prices remain high, not as high as they were a few days ago, but high.

We expect a lag, which we typically experience on pricing, to decline to 45 days by the end of the second quarter. At the current prices, the customer base is not buying as far forward as it did during the fourth quarter, when the rapid rise in the LME spurred forward commitment in anticipation of higher prices.

In terms of the mechanics of this 45 day lag, obviously we’ll only realize today’s metal prices on unpriced orders for shipments in June. Another positive, we continue to increase the value added product shipments, and Bernt will talk about that a little more later. We also expect continued metal purchases for internal consumption. As you know, we typically purchase somewhere between 150,000-200,000 tons of metal per quarter to optimize logistics as well as to allow us to focus our own production on value added product sales.

One of the effects of the purchases is to drive our segment costs with lesser margins. On the negative side affecting the segment in the quarter, approximately a third of our smelter energy demand for production is tied to LME based contracts. Higher LME prices will increase these energy costs. Alumina costs will continue to increase as LME prices increase as well.

Let’s move to the flat rolled product segment. The can sheet business contributes nearly half of the revenue for this segment, with the rest split between the transportation market, building and construction and distribution channel. On a sequential basis, both shipments and revenues were positively affected by strengthening market conditions, and ATOI for this segment was up $13 million.

Versus the year ago prior period, shipments increased by 19%, and revenue increased by 26% resulting in a $13 million or 25% improvement in ATOI. As to the current business conditions, we expect a seasonal increase in can sheet volume, and we would expect the industrial markets to also remain strong. On the negative side, we anticipate higher energy costs, mostly gas.

Let’s move to the engineered products segment. This segment saw substantial improvement over both prior periods, earning the most since the third quarter of 2001. On a sequential quarter basis, higher volumes drove an 11% increase in revenue. Cost containment also contributed as ATOI improved by $29 million or 88% sequentially. The revenue increase was driven by higher volumes in our wheels businesses, both commercial vehicle and specialty wheels. Improvements in our European businesses and higher volumes at Alcoa Fastening Systems.

Costs declined across the board in our forging, Howmet fastening systems and engineered products businesses. Versus the prior year period, revenues increased by 10%, largely reflecting strength in aerospace, commercial transportation, and building and construction markets. Cost containment also contributed to the resulting $33 million, or 114%, increase in ATOI from the prior year period.

Current business conditions: on the positive side, we expect the commercial transportation market to remain strong, and as in the flat rolled product segment, we would anticipate higher energy costs.

Let’s move on to the packaging and consumer segment. On a sequential basis, revenue declined nine percent, and ATOI declined by $17 million, or 32%, in this segment due to seasonally lower sales, particularly in our consumer products businesses. Marginally higher resin price, resin costs also impacted the quarter. On a year ago basis, revenues declined by 1% as higher volumes, enclosures, food service, and thermoform plastics were offset by the loss of revenues from the sale of Latin American PET business in 2003. ATOI declined by $18 million due to higher resin costs and the disposition of Latin American assets, both the PET business and the Latasa business.

In looking at current business conditions, on the positive side, demand for both consumer products and closures is expected to improve in the second quarter due to seasonality. On the negative side, resin prices remain high pressuring margin. As a point of reference, resin cost increased as much as 16% on a sequential basis in the first quarter.

Now let’s turn to the “other segment.” The other segment includes the two AFL businesses, telecommunications and automotive. It also includes Alcoa Home Exteriors, our residential building products business, and automotive structures. Sequentially, revenues were essentially flat, and ATOI increased by $1 million, or three percent., as improvements at AFL, auto, tele and automotive were offset by seasonal weakness in the building products business. Versus the year ago period, ATOI doubled to $18 million, owing to higher volume, and the benefits of cost containment on our telecommunications businesses, as well as improved equity income from Integris, our distribution joint venture business.

Current business conditions, on the positive side, we anticipate seasonal improvement in the residential building products business. We also expect the automotive market to maintain its first quarter strength, particularly in North America. We are seeing some weakness in our customer base in Europe.

On the next slide, I’d like to summarize our expectations for the quarter. Looking forward, we anticipate that the second quarter should benefit from continued strength in LME prices. Seasonal upturns in our packaging and consumer, as well as our residential building products business, and continued brisk end market demand for flat rolled products and engineered products. On the negative side, we expect that our minimal exposure to the alumina spot market, a stronger Australian and Canadian dollar, rising energy prices, and resin price pressure could offset some of these positives. And of course, additionally, we will not experience the one time gain on chemicals in the future.

In summary, our outlook for the remainder of the year is optimistic as the global economic rebound should continue to spur demand for our downstream businesses, and tight alumina market should continue to support strength in the LME pricing.

Let’s turn to our ROC challenge. This chart shows the profitability measured by ROC. The red line represents the Bloomberg top quintile ROC entry point. The blue line represents Bloomberg’s measure of Alcoa over a rolling four-quarter time horizon. The green line shows our quarter returns annualized. On this basis we continue to make progress. Our annualized ROC reached 8.7% in the most recent quarter, up from 6.4% one year ago. On a trailing four-quarter basis, our ROC is 7.7%. As you know, we aspire to earn a return on capital in the top quintile of the S&P industrials and we’re committed to earning, at a minimum, the cost of capital throughout the cycle. Through the end of the first quarter, 59% of our capital base was earning a return on capital that exceeded the cost of capital, and 25% of our capital base was at first quintile levels.

Now I’d like to turn the podium over to Bernt Reitan, who heads up our primary products business. Thank you. Bernt? It’s all yours.

Bernt Reitan—Alcoa - President of Primary Products Group

Thank you, Rick. Good afternoon.

Since this is my first appearance here, I think I owe you a little bit of my biography. I’ll start with that, and then I’ll cover the alumina and smelting operations and market outlook and growth opportunities.

I have—I’m a Norwegian citizen. I have 33 years of working experience. The first few years I was involved in civil engineering projects in Norway in the startup of the oil activities there in the North Sea. Turned quickly into metal because that’s the nice area to be. So I have 20 years with Elkem, a Norwegian group, Elkem. And Elkem has a variety of metals. I have been involved in most of them. They are the biggest silicon producer in the world and I spent most of my time in silicon, but I did also a lot of R&D, also sales and marketing.

I also was chairman of the board of a zinc company in Norway owned by Rio Tinto and Boliden, Norzink. And I became part of the corporate management of Elkem in 1987, heading up the materials and technology division, before I found the best part of it all, which is aluminum, when I took on the role as managing director of Elkem Aluminium, which has been owned by Alcoa 50% since 1962. So my connection to Alcoa goes back to ‘88.

I have now been 100% Alcoan since mid-2000. I was heading up the chemicals business, which is now sold in this last quarter, for a year before I became president of AWAC, which is a joint venture between Alcoa, owning 60%, and Australia Alumina Limited, 40%. I did that for 1.5 years and then I turned into metals, into smelting for a year, and when John Pizzey, who I work for, for 3.5 years decided to retire, I was offered to take over his job. So here I am. I have served on a number of industry associations, and I have a lot of friends in the metals industry, not only in aluminum, but throughout the industry.

Let me now turn to our system. We are the biggest producer of alumina. We have 25% of the world production, we have nine refineries, very good cost efficient on the system. We have 27 smelters wholly or partly owned, which accounts for some 15% of the world production, including everything. We run this system—our primary has a system. We do run it to optimize bottom line. We have currently the capacity of four million tonnes. We have curtailed some 500,000 plus tonnes because it makes sense for us to do that overall. The refineries are running flat-out, and we have a good spread around the world. It is, in my view, the best system there is in aluminum.

Let me cover safety. More than 80% of our locations in the primary group were without a lost workday injury in first quarter. And you can see the improvements we have made over the years. Safety is a very—is our first priority and we really get paid for that. We had one refinery in the system and the refinery is a big plant — Jamalco and Jamaica — has been without the lost workday since October ‘99, which is an—it is possible to run the system injury free, we intend to do that. That’s our ultimate goal.

Let me explain a little bit about our business model in primary. It is all about margin. It’s all about maximizing margin, and it is equally important to enhance revenue as we use cost. And we have—I’ll show you some outcomes over the last few years on how we are doing on this, that maximizing value added products, flows, interaction with our customers, make dedicated flow paths to customers really high on our agenda. And we need to drive operational excellence. Operational excellence is about improving our operation, it is about lean manufacturing. In commodities, you’d better have vertical on your cost improvements because we are in old metals, even though we enjoy high prices now, in real, price decreases over the long run. The cost position is very important. And we are very active on growth these days. Creep is important. Improve the existing system we have, plus we are looking for a Brownfield expansions, Greenfield expansions and joint ventures and partnerships. I’ll cover that a bit later.

On value added products, we have increased 31% and with the effect of 35 million after tax operating income since ‘01. And you can see the step change from ‘03 to ‘04, in a very successful focused activity to utilize our casting facilities. And the beauty of our system is that our plants are close to customers, it has place advantages and they can utilize and streamline the casting system, you add a lot of value to the metal.

On operational excellence, having a big system, both in alumina and in metal, gives us a lot of benefits. We need to accelerate improvement through best practice sharing. We have organized that in alumina. All the nine refineries are hooked together in a manufacturing and technology council, which is very active rolling out best practice across the board on the nine refineries. In smelting, which counts 27, we have organized that in like technology teams to make it efficient, defining these teams along similar technologies. And again, this has given us a lot. We also utilize the power of comparison across the system. There are gaps. There will always be gaps between plants, similar plants, and we work on this—these are just examples—on productivity and working on the gaps, trying to close those gaps in all aspects of our business. Current efficiency is very important in smelting, yield in refining, very important, energy consumption, efficiencies obviously, and maintenance systems.

These are plants running around the clock and maintenance system locking in improvements, reliability, stability, name of the game. Pot life big cost driver in our system, so rolling out best practice in this and closing gaps is what we are doing. We standardize best practices, and we have a very proactive revolving 30, 60, 90 day focus. Rather than having an annual plan, which tends to end up in (inaudible) where everybody says let’s do it in fourth quarter. We are evaluating out to 90 days where we are reset the target to drive accelerated change.

Now, these are all good words, but does it work? I think it does. If you look at the next slide, we have been able to—and the green is the alumina, blue is the metal bars—and when you look at those, you will see that the alumina production has been improved from a factor of 1 in 2001, it’s 15% into the first quarter ‘04 on an annualized basis. We have been able to creep the system year-on-year at some 4% and that is a lot of alumina. We have 14 million tonnes and that means 400,000 tonnes of alumina coming out of creep in our system due to improvement in operations excellence. The same in smelting, although we don’t have 4% there, we have 1-2%, which again is 40,000-50,000 tonnes on an annualized basis. And you combine that with improvement in productivity on the bottom end of this chart, where we have improved in alumina 21% over this period, and in smelting 20%. We have a rate of improvement over the last year, which certainly is going to the bottom line.

Let me now turn to the market. On alumina, we have so far this year seen a draw down of this total stocks in the world at some 350,000 tonnes and these represent the consensus forecast—you can read in the journals and papers—and we are on track, if this continues through the year, the draw down of the stocks of alumina of 747,000 tonnes and we—the consensus is also that that will continue through ‘05, ‘06, although not as high as this year. The alumina situation started second half last year where the alumina inventory went down 192. In alumina, different from metal, the capacity utilization is 100% plus. Everything is run flat out and there is not enough alumina and you see we have a deficit also in ‘04, expected to last over the next two years in ‘05, ‘06. You know pretty much how much capacity is underway now because of the lead-time on new expansions, Brownfield and Greenfield, is certainly long.

This shows the total aluminum stocks. There are two curves here. The blue one shows inventory at smelters and the green one shows the LME. And as you can see here, over the last—and this is going all the way back from ‘81, so it’s a long period of time—if you see the last 3.5 months, I mentioned it’s down 350,000 tonnes. And when you add these two together, it certainly is coming down toward some 40, 45 days consumption. They have been lower than that, but if this continues, it’s reason to be optimistic with regard to aluminum. Time will show how it will continue.

The other factor to be aware of, which we follow closely, is competing materials and aluminum has been lagging the other metals. Here is a comparison between steel and copper, stainless steel, hot rolled steel, stainless, copper and aluminum. If you added nickel and zinc you would see similar. We are lagging big time to these metals. Which again is explaining I think why aluminum has had a very strong recovery over the last months. And again, for us as a material, over time if this lasts, it’s good news for the consumption and the demand because of the aluminum will replace other metals or materials.

Let me now turn to our growth. We are very active, as I said, and let me start with alumina. We have expanded Jamalco and Jamaica to 250,000 tonnes. We own more than 50% of that, so 125,000 tonnes into our supply. We have in Suriname—and Jamaica was finished five months ahead of schedule and started up in January and it’s running very, very well—Suralco was—is under way. It will be finished first quarter ‘05. It’s again a 250,000-tonne expansion. We own that 55%. And in Australia we are underway with the Pinjarra refinery, 600,000 tonnes expansion. We own that 100%. Or AWAC, which is, as I said, 60% us, 40% Alumina Limited, and it’s expected to be done end of ‘05. We have also started engineering studies, which you have seen in the press, other expansions in Brazil and another expansion in Jamaica and a total volume from these expansions under engineering is some 3.5 million tonnes. So we are very active on alumina to respond to the needs and the long-term outlook for alumina. And our projects, since these are Brownfield, is typically half the cost a ton compared to a Greenfield refinery. Very favorable projects.

In aluminum smelting, we are also active. You have heard about Iceland. Iceland is—we will have groundbreaking on Iceland later this year. The first metal will be produced in ‘07. We are active and we have signed MOU’s—you have seen that in the press as well—we are active in Australia. We are expanding our existing system there. We have signed an MOU with the government of Bahrain and we are working on negotiating that deal. We are in Brazil, we have a lot of activities to look for opportunities. Brunei signed an MOU work in progress there. Canada as well. These are Brownfield projects. We still work on the power to support these projects. And in China, the Pingguo project has taken another step towards realization, which was announced earlier this week.

So we have a lot of activities and the whole objective for us is to expand and reposition our assets towards lowered costs and grow. And you will see on the map here where they are.

So that’s about it. Thank you very much.

QUESTION AND ANSWER

Rick Kelson—Alcoa Inc. - CFO, EVP

With that, we’re going to take questions from the floor here first. Please state your firm name and your name before the question.

Tony Rizzuto—Bear Stearns - Analyst

Tony Rizzuto with Bear Stearns. Thank you very much Bernt. I look forward to visiting your operations in Australia next month. The question I have is on alumina and I’m trying to understand the structure of your contracts with third-party smelters and it’s kind of tripped me up a little bit in the last quarter. But I was wondering if you could shed some light on what percentage are LME linked, what percentage would be fixed, and what percentage is some other basis. And if you could give me an idea of what percentage would be annual versus multi-year in terms of framework, it would be very helpful. Any kind of guidance in that way would be great. Thank you.

Bernt Reitan—Alcoa - President of Primary Products Group

Well, I’m afraid I can’t give you a good answer on that because I do not want to release our terms in the contracts. But we certainly have—we have the majority of our sales is on long-term contracts and it certainly is—there are different blocks in these contracts. But percentage-wise, I’m not willing to give you any indication.

Tony Rizzuto—Bear Stearns - Analyst

Perhaps you can tell us how much of those contracts might be repriced this year, perhaps later in this year, or are all of those contracts typically repriced in the mating season during the fall? Just to get a little better idea there. In other words, when I looked at your realization in the first quarter, it was less than I would have thought it should be. I’m just trying to get a better handle on what we might expect in the remaining quarters of this year.

Bernt Reitan—Alcoa - President of Primary Products Group

There is not much of the contract portfolio up for renewal this year, so—but it is—the distribution of this curve is wearing with years and I wouldn’t go further than that.

Alberto Arias—Goldman Sachs - Analyst

Yes, Alberto Arias from Goldman Sachs. A couple of questions with regards to your idle capacity, given the improving fundamentals that you described in the aluminum supply demand. Do you see any restart of capacity? What percentage of the idle capacity could potentially get restarted? And second question with regards to China. There’s been a lot of comments with regards to the impact of tight aluminum markets in the growth profile of supply in China. Do you have any insight about what to expect over the next couple of years from China?

Bernt Reitan—Alcoa - President of Primary Products Group

In the first question, as we said, we’re on a system, and we continuously re-valuate whether we should restart or not because we certainly have some 500,000 plus tons idle, and we’ll announce that in due course when we decide. So that’s one of the benefits we have, having a big system like ours. To the second question on China, I think if you look at China, there’s been a lot of reports about growth and building smelters. We have seen a, over the last months, a pretty tailing off of the increase in capacity in China, and it’s certainly, it’s partially politically driven. There has been the Congress, the last Congress in Beijing, they decided to really turn down the power-intensive industries, which probably is one effect.

The other thing is the availability of aluminum, which is a constraint on starting up new capacity. There’s a strong growth in China, no question—they need a lot of aluminum. And if you look at the total balance for China on metal, it is a net import when you include the scrap. They have been very active buyers of scrap, both in Europe and in North America. So it remains to be seen. My personal view is that China is a bit of a balanced system on aluminum. Time will show if will remain the case as we move forward.

Rick Kelson—Alcoa Inc. - CFO, EVP

The only thing I would add is we’ve repeatedly said there’s a natural limitation of energy as well. And so it will help to keep the whole thing in balance. The growth continues, and they’ll I think struggle to keep up with their own growth for the next few years.

Alberto Arias—Goldman Sachs - Analyst

Absolutely.

John Tumazos—Prudential - Analyst

John Tumazos, Prudential. Bernt, how much more do you think you want reduce debt before share repurchases become an option again and could you review the financial criteria for those? And Bernt, you didn’t list the company project in Russia as one of the smelter or one of the alumina option. In the past, it had been at least mentioned by the Russian company that you were an option.

Rick Kelson—Alcoa Inc. - CFO, EVP

As I think you know, John, we have a debt-to-cap target of between being between 25% to 35% debt-to-cap, and we’re just inside our target now at 34.9. I think you’ll see us continue to try to move the debt down to something more in the middle of the target, but now that we’re in that range, we kind of go back to our basic three-legged stool approach, keep the debt within the target range that we have. If we have capital needs or acquisition or many of Bernt’s projects, they’ll vie for the cash flow, and from a share repurchase standpoint, philosophically, there’s a minimum, we should keep our employee programs from being dilutive, and then after that, it really is looking at that whole process we just talked about, where do we see better usage, whether it’s pay down debt and different investment or acquisition and then share purchase.

And more often than not, it really is more self-evident where you need it. We’ve had one of those where obviously now we’ve been trying to bring the debt back into the structure that we like, our self-imposed capital structure. And having gotten there, it’ll be more likely that everything will have a more equal trade-off, some of the lesser capital. It really is a process that’s a lot depending on the circumstances at the time and what’s competing for the cash. You want the Russian comment?

Bernt Reitan—Alcoa - President of Primary Products Group

We are looking at projects all over the world, and we’re certainly also looking at Russia and (inaudible). But there is no, nothing more to add to that, in terms of progress. That’s where we are.

Tony Rizzuto—Bear Stearns - Analyst

Tony Rizzuto, Bear Stearns. Gentlemen, Alain made some comments recently, I guess it was part of the keynote address in Bahrain, and he referred to inert anode technology. And I was wondering, how far away from the commercialization of this technology are you now? We haven’t heard a whole lot in recent quarters, but I was wondering if you could give us an update.

Bernt Reitan—Alcoa - President of Primary Products Group

Well, we still work hard on the inert anode. It’s very exciting prospects for that. Having said that, it is certainly, it’s a challenge to make it work. They have been on hold for 120 years. And so we are working on it, we have progress, and we will come back to you when we have more to tell you about it.

Tony Rizzuto—Bear Stearns - Analyst

At one point, the largest hurdles were the cracking of the anode, but it seemed as if you had worked through those issues. What seems to be the biggest issues now? Is it just viability in the product line itself?

Rick Kelson—Alcoa Inc. - CFO, EVP

I think it’s been this issue now, and you have different aspects and events come up and at one time, it may have been cracking, etc. As we’ve told you many times before, we think we’ve gotten through many of the application and engineering kinds of issues, we think we know it can be done, we continue to make technical progress. The real issue is the commercialization and can you get this to the point where the return and the life of the anode is sufficient, then you want to commercially do this with the system. And so, what we said before, we’ll tell you as we make progress, and as Bernt said, we’re continuing to make progress, and I think later this year, we’ll have something probably more definitive to say as to where we are and how we’re timing it.

Dean Miller—Citigroup - Analyst

Dean Miller, Citigroup. On the alumina supply/demand, where do we go from here if we have four years in a row of major deficits? Who’s not getting alumina?

Bernt Reitan—Alcoa - President of Primary Products Group

Can you repeat the last question?

Dean Miller—Citigroup - Analyst

Who’s not getting the alumina then if we have four years in a row of major deficits ahead of us?

Bernt Reitan—Alcoa - President of Primary Products Group

Well, we have some plants curtailed, and there are other, there are plants who aren’t getting alumina now in China, so—and that’s where we are. If you are buying, buying stock, they can’t get aluminum. So, in China, there has been a lot of curtailments. There has been during the last few months, there is a drill also, it’s an energy constraints. So it’s a combination of alumina and energy constraints. So you have major curtailments around in China. In fact, it’s been blacked out in 22 states in China during the last 12 months.

Michael Burnett—Trison Assets - Analyst

Good afternoon. Michael Burnett (ph), Trison Assets. I have two questions. In terms of your cost savings, thinking of a billion two, how much of that total do you think will be saved to the corporation on a pre-tax line net of all the cost creep and other costs? How much of that should the shareholders think of as going to the pre-tax line and then I have one follow-up.

Rick Kelson—Alcoa Inc. - CFO, EVP

Well, we’ve shown you on an annual basis as we do the cost savings how much has been either given up to price or mix or volume or what’s happened as we’ve come through recessionary period or you know, cost inflation in other areas. So we try very hard to make that, you know, sustainable kind of number. And as the markets get better, hopefully, more and more of that is going to come to the bottom-line. I don’t want to get into predicting how much, but we’ll come and we’ll show you as we get our updates when we do this what is been the counterpoint to it, but we feel very good about the 1.2. All of the businesses have a plan, we know where that’s all coming out, and I’d like to think, in this economy, more of it should be able to make it to the bottom-line. But as it happens, we’ll track it out.

Michael Burnett—Trison Assets - Analyst

There is no internal goal that you can share with us because most companies basically get somewhere between $0.20 and $0.40 of the dollar of savings?

Rick Kelson—Alcoa Inc. - CFO, EVP

It would vary significantly by business. As I said, we’re very encouraged, you know, that our businesses are doing very well with it. We thought 108 on an annualized basis for the first quarter was a really good start, but it varies all over. And we’ll float it up, as I said, when we do that about every six months, we show you what the trade-off would be.

Michael Burnett—Trison Assets - Analyst

And in terms of the shortage in the alumina and the conversion of the higher metal price into the profitability. Granted, a lot of your contracts are long-term, but over the next two years, a fair amount will be re-negotiated. And if there really was a shortage today, shouldn’t we assume that you would be trying to get higher prices from your customers, and therefore the conversion going up as we go over the next 12 to 18 months on a per pound basis, per tonne?

Bernt Reitan—Alcoa - President of Primary Products Group

I think the name of the game, I told you how the conversion costs develops on productivity. I think in our businesses, the better offsets the cost increases, year-on-year, as we have managed to do over the last three years, and that ambition to be there is moving forward, and I can tell you, it is very, very important that we can continue that trend. And I believe we can do that.

Operator

[OPERATOR INSTRUCTIONS]

Rick Kelson—Alcoa Inc. - CFO, EVP

…much of our stuff. We’re not in this for the spot market, per se. It isn’t that deep. You would be very upset with us if we were building refineries for the spot market with the swings that happen in the spot market. What we’ve done, instead, is set something like a Point Comfort flex up to deal with the spot market. And it didn’t make sense in the spot market a couple of years ago.

Unidentified Participant

At this point, we’d like to take questions from the phone.

Operator

Thank you. Your first question is from Wayne Atwell of Morgan Stanley. Please proceed.

Wayne Atwell—Morgan Stanley - Analyst

Thank you. You sort of touched on this a little bit, but maybe you could expand a little bit more on the delay in moving pricing through your primary business. My understanding was that it used to be one month and it’s now three months. I’m a little bit confused how that could happen so quickly. I realize pricing was rather strong, but maybe you could explain a little bit how that happened.

Rick Kelson—Alcoa Inc. - CFO, EVP

I can try to embellish what was on my slide and how it would work. But essentially, you had, I wouldn’t call it unprecedented, but you had a very rapid rise in pricing in the fourth quarter and what you essentially have is you have your customer base watching that, and so you have more customers coming in ordering more metal for a longer period of time. So the more they fix, even though they’re selling essentially a prior month LME on a 30 day. It really has to do with how much the customer is trying to lock in. So as they try to lock in and get ahead of that kind of rapid rise, if we had a gradual rise, or if we had a level period, you wouldn’t see quite as much of that extension. Same thing as you’re going to see, more customer commitments, I mean, customers are bright people, right? You’re going to see dips, you’re going to see more purchases which are going to in effect lower the average price of which they’re buying. So it really is a combination of factors of the rapid rise and how much people got in front of it more than anything else in my mind.

Wayne Atwell—Morgan Stanley - Analyst

So this would have been somewhat unique to the first quarter and you should definitely catch up in the second quarter?

Rick Kelson—Alcoa Inc. - CFO, EVP

That’s what I tried to say. I think we’ll see it shrink from, I think Alain had said when we were here before, we were anticipating something like a 90 day lag in the first quarter, and we said now, we’re seeing something more like 45 as we’re at this quarter because it had been more level. Now, and Bernt had commented on this, I think volatility will make this more complex as you have the kind of drops that you had in the last couple of days. You’re going to have, it depends how much customer commitment, it’s still substantially higher than the fourth quarter so you don’t have that kind of run-up, but on these kind of drops, you’re going to see more customer commitment and when we do that, if it goes right back up again, you’re going to see a bit of a lag because they’ve bought on that lower price. But Bernt, do you want to add to that?

Bernt Reitan—Alcoa - President of Primary Products Group

Well, I support what you say, Rick, because the volatility we have seen, for instance, in the last couple of days, where you have $150 movement from $1,840 down to $1,680. It’s obvious that our customers come in and buy at that kind of level. It’s based on the projections that’s out there in the market, and that certainly have an impact on the realized price.

Wayne Atwell—Morgan Stanley - Analyst

Thank you.

Operator

Thank you. Your next question is from Douglas Upton of JP Morgan. Please proceed, sir.

Douglas Upton—JP Morgan - Analyst

Well, thank you. My question is along the same lines as Wayne’s, actually. My understanding was if customers wanted to fix a price, your procedure would be to hedge against that fixed price. Am I wrong? Can you just explain maybe a little bit around those issues?

Rick Kelson—Alcoa Inc. - CFO, EVP

Well, we’ve told you many times, well, first, our hedging policy can be seen about as fully as we discussed it in the K, so certainly, that’s where you can get much more information. But we’re plain vanilla, and essentially, we wouldn’t hedge anything that’s not a hedge in our mind unless it’s a customer commitment and then we have internally varying amounts that we might on differing points of time on a curve decide what to take out or not. So, but if your question is, was the first period due to hedging or the like, no, there wasn’t a —

Douglas Upton—JP Morgan - Analyst

Yes, I imagined anyway

Unidentified Participant

Next question from the phone. Sorry, next question from the phone.

Operator

Your next question comes from Smith Barney. I apologize, John Hill from Smith Barney. Please proceed.

John Hill—Smith Barney - Analyst

Good day everyone, and thank you for a great presentation. Just three short questions. First one: we saw pricing premiums in the last quarter at about $0.04 a pound, somewhat at the low end of the range what we’ve seen in the past. Is it safe to say that we could see those come up to let’s say $0.06 a pound in the next quarter. Second question is, you mentioned substitution benefits. I was just wondering, if you could give us some examples of what kind of projects and geography. And then briefly, anything new on the Brazilian hydroelectric projects?

Bernt Reitan—Alcoa - President of Primary Products Group

I’ll do your substitution question first. I think certainly we have seen the demand growth in aluminum, and part of that is certainly substitution. But when you look at areas where in automotive, in particular, it takes awhile before that substitution can take place because, certainly, a material change changes is when automotive companies change platforms and new models, so it does take time, and we believe over time, there definitely will be substitution if this lighting effect on aluminum is taking place, which is good news for us as a metal. So that’s the answer to that one.

Rick Kelson—Alcoa Inc. - CFO, EVP

As far as Brazilian power, well, Machadinho is completed and generating power, but Barra Grande is under construction and will be generating power in ‘05. The next two facilities are in process of permitting, etc. and several others remain in kind of further back stages of discussion, but we are progressing nicely there as we build up our own self-generation for the various power consortium. I’m sorry, what was the third one?

Bernt Reitan—Alcoa - President of Primary Products Group

What was the third one? Can you repeat that?

Unidentified Participant

The third question was whether we would predict premiums going up over what we’ve seen in the first quarter.

Rick Kelson—Alcoa Inc. - CFO, EVP

Well, we don’t predict.

Bernt Reitan—Alcoa - President of Primary Products Group

Again, as we said on the alumina question, we are not giving comments on that.

Carla Harwich—Clay Finley - Analyst

Carla Harwich, Clay Finley. I have a question on alumina pricing at AWAC. I understand your counterpart there, Australian Alumina, has said that they’re pricing alumina at 13% of aluminum. I think they mean internal transfer pricing. Could you clarify? That seems significantly below market.

Bernt Reitan—Alcoa - President of Primary Products Group

I, again, I do not want to comment on the percentage.

Carla Harwich—Clay Finley - Analyst

Could you talk about how you do transfer pricing?

Rick Kelson—Alcoa Inc. - CFO, EVP

Average of third-party pricing on internal transfers.

Carla Harwich—Clay Finley - Analyst

My second question is on — I understand some of the contract for third-party sales of alumina. With the CHALCO joint venture, do you have separate contracts for third-party alumina sales and how long are those contracts?

Bernt Reitan—Alcoa - President of Primary Products Group

From the CHALCO deal? No, we don’t. There’s a prior 30 year contract, not the CHALCO, right?

Unidentified Participant

We’ll take one more question from the floor.

Alberto Arias—Goldman Sachs - Analyst

Alberto Arias, Goldman Sachs. On the price lag that we saw in the first quarter, you also mentioned that you have a link in terms of the energy costs that are linked to the LME price, and also you have the link on the alumina purchases. Do you get a squeeze whenever you have this fluctuation or can you transfer these to your contract? Is there a mechanism that would protect you from these variations in the land, in the future? How did it work in the first quarter?

Rick Kelson—Alcoa Inc. - CFO, EVP

Well, and Bernt, correct me if I’m wrong or overspeak, but my understanding in this is the energy contracts move on a given line with LME, and most of them are probably a quarter. Alumina transfers at what, six months, so you’re going to see those kinds of lines as they come through, and that’s been historically how it’s done. I think the first quarter is much more to do with what I mentioned earlier, which is rather rapid rise in increase in customer base coming in right in front of it, as it anticipated, and that to me is much more what it was in the first quarter stretch out. I mean, we’ve lived with the alumina transfer market from the beginning of those arrangements, the power arrangements aren’t new, so all of those things — some have caps, some have floors, some don’t come into effect until a certain number. So there’s things that we’ve lived with for a long time, so no, I don’t see them being, you know, they’re worthy of mention, but I don’t see them as the issue that you’re trying to address.

Unidentified Participant

At this point, this concludes our first quarter workshop, and thank you for attending. Thank you.

Operator

Thank you for your participation in today’s conference. You may now disconnect. Have a good day.

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